Exhibit 10.1

CUMMINGS PROPERTIES, LLC

STANDARD FORM

LEASE EXTENSION #   2

In connection with a lease in effect between Cummings Properties, LLC, LESSOR, and   SolidEnergy Systems, LLC, SolidEnergy Systems Securities Corporation, and SES AI Corporation  , LESSEE, at   35-B Cabot Road and Roof Rack Area  ,   Woburn  , Massachusetts (“premises” or “leased premises”), fully executed on   March 30, 2016   (as amended and/or extended, the “lease”), and currently scheduled to terminate on   August 30, 2026  , unless otherwise terminated or extended as provided in the lease, and in consideration of the mutual benefits to be derived herefrom, the parties hereby agree to amend said lease, including its terms, conditions, covenants, and obligations (“terms”), as follows:

1.

The lease is hereby extended for an additional term of   five years   and is now currently scheduled to terminate at noon on   August 30, 2031  , unless otherwise terminated or extended as provided in the lease.

2.

Effective   September 1, 2026  , base rent shall be changed to   one million seventy two thousand two hundred twenty one (1,072,221)   dollars per year or $  89,351.75   per month. Throughout the term of the lease, the payment of rent on a monthly basis is for the sole benefit and convenience of LESSEE.

3.

Effective   September 1, 2026  , the base month from which to determine the amount of each annual increase in the “Cost of Living” shall be November   2025  , which figure shall be compared with the figure for November   2026  , and each November thereafter to determine the increase (if any) in the base rent to be paid during the following calendar year.

4.a.Section 4 of Lease Extension #1 is hereby deleted and of no further force or effect, and subsection b below shall now apply.

b.

The term of the lease will be automatically extended for additional successive periods of five years each unless LESSOR or LESSEE timely notifies the other in writing of either party’s exercise of its option to terminate this section. Such written notice, which is a condition precedent to a party’s ability to opt out of the automatic extension of the lease term, must clearly state that this section is being terminated, must comply with Section 21 of the lease, and must be provided within the following time period: no more than 12 months and no less than six months prior to the expiration of the then-current lease term. Time is of the essence.

5.

The second and third sentences of Section 20 of the lease are hereby deleted and the following shall now apply. If LESSEE defaults in the payment of any rent, thereby committing a substantial breach of the lease, and such breach continues for 10 days after written notice to LESSEE as and how provided in the lease, then liquidated damages equal to the sum of: (i) all past due rent and other charges as of the date of LESSOR’s notice; and (ii) the net present value of the balance of rent due for the entire remainder of the unfulfilled lease term, using the published prime rate then in effect, shall immediately become due and payable, since such sum is consistent with a reasonable estimate of the damages that might accrue as a result of such breach and is not a penalty. Unless and until LESSOR terminates the lease, no action taken by LESSOR under Section 20 of the lease shall modify or discontinue LESSEE’s obligation to pay rent.

6.

Notwithstanding Section 2 of the lease, provided LESSEE is not then in arrears of any rent or invoice payment or otherwise in default of the lease, LESSOR shall apply $125,000 of the cash security deposit in two equal installments of $62,500 toward payment of the monthly rent due for the months of September 2026 and October 2026.

7.

Paragraph J of the Rider to Lease is hereby deleted and the following shall now apply. Notwithstanding anything to the contrary in Section 25 of the lease, LESSEE may use and store hazardous material, as that term is defined in M.G.L. c. 21E, §2, within the premises, in an amount not to exceed LESSEE’s proportionate share of the total hazardous material storage capacity allowed by applicable building code(s) and governmental authorities, provided all LESSEE parties fully comply with all applicable local, state, and federal laws, regulations, ordinances, and bylaws (collectively, “applicable laws”). Throughout the term of the lease LESSEE shall, at LESSEE’s sole expense within 15 days following written request from LESSOR (made not more frequently than once in any 12-month period unless LESSOR reasonably believes LESSEE may be in violation of any of its hazardous material obligations under the lease), deliver to LESSOR written certification from an independent, licensed Massachusetts fire protection engineer or an independent, licensed Massachusetts hazardous material compliance professional confirming that LESSEE’s use, handling, and storage of said hazardous material at the premises complies with the lease and with all applicable laws (a “Compliance Report”). If said Compliance Report is not delivered as and when required herein or is not reasonably acceptable to LESSOR (the later of which, the

                 LESSOR

                 LESSEE

LEASE EXTENSION

(continued)

“Nonperformance Date”), then the permission contained herein for LESSEE to use and store hazardous material in the premises shall automatically terminate and be of no further force or effect, whereupon LESSEE shall remove all hazardous material from the premises within three days of the Nonperformance Date in compliance with all applicable laws. If LESSEE fails to remove all hazardous material within three days of the Nonperformance Date, in compliance with all applicable laws, LESSOR may enter the premises and arrange for the removal, transport, and disposal of the hazardous material, all at LESSEE’s sole cost and expense and using LESSEE’s Hazardous Waste Generator Identification Number (“HWGIN”). If any hazardous material and/or hazardous waste remains in the premises after the termination of the lease or, if applicable, the date LESSEE otherwise vacates the premises, including but not limited to relocating to a new premises pursuant to an amendment to the lease (in either case, the “Vacate Date”), or if any manifest(s) need to be prepared for the delivery, transport, removal, and/or disposal of any hazardous material and/or hazardous waste to or from the premises (e.g., EPA Form 8700-22) and LESSEE’s authorized representative has for any reason not completed same, LESSEE hereby authorizes LESSOR to execute any and all manifests and related documents necessary to properly effectuate such delivery, transport, removal, and/or disposal on LESSEE’s behalf and at LESSEE’s sole expense using LESSEE’s HWGIN. LESSEE shall be solely responsible for and shall indemnify and hold LESSOR and OWNER harmless from any and all liability, damage, and personal injury in any way relating to or arising out of the use, storage, disposal, transport, and/or release by any LESSEE party(ies) of such hazardous material or hazardous waste.

8.	Paragraph FF of the Rider to Lease is hereby deleted and of no further force or effect.
9.

* If the lease is terminated and LESSEE pays LESSOR liquidated damages in accordance with the lease, LESSOR shall credit LESSEE for any rents actually received by LESSOR over the balance of the unfulfilled lease term from re-letting the premises, minus all costs and expenses incurred by LESSOR as a result of LESSEE’s breach. LESSOR’s failure to re-let the premises despite LESSOR’s reasonable efforts shall not limit LESSEE’s liability under the lease.

10.

* Effective September 1, 2026, the cumulative “Cost of Living” adjustment effective each January 1 during the extended term of the lease provided for in Section 1 above (only) shall not average more than three percent per adjustment.

This extension shall not bind any party in any manner whatsoever until it has been executed by all parties. All other terms of the lease shall continue to apply, and to the extent any inconsistency exists between this extension and the lease, the terms herein shall control and supersede any earlier provisions. In witness whereof, LESSOR and LESSEE, intending to be legally bound, have caused this extension to be executed this 2nd day of March  , 2026.

LESSOR: CUMMINGS PROPERTIES, LLC			LESSEE: SOLIDENERGY SYSTEMS, LLC

By:	/s/ E. Anderson		By:	/s/ Qichao Hu
		Duly authorized	Duly authorized

			Print name:	Qichao Hu
			Title:	CEO

LESSEE: SES AI CORPORATION

			By:	/s/ Qichao Hu
Duly authorized
			Print name:	Qichao Hu
08/2024			Title:	CEO